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Exhibit 99.2

Investor Contact:
Laura Graves
DMC Stratex Networks, Inc.
Tel: 408-944-1817
Email:    laura graves@dmcwave.com

STRATEX NETWORKS CONFIRMS OFFER
TO ACQUIRE WESTERN MULTIPLEX

SAN JOSE, CA., February 28, 2002–DMC Stratex Networks, Inc. (NASDAQ: STXN), one of the world's foremost solutions providers for mobile applications and broadband wireless access, confirmed today that it has proposed a strategic merger with wireless equipment maker Western Multiplex Corporation (NASDAQ: WMUX). The offer is valued at $169.5 million, whereby shareholders of Western Multiplex would receive 0.5215 shares of Stratex Networks in exchange for each outstanding share of Western Multiplex.

Commenting on today's development, Charles D. Kissner, Chairman and CEO of Stratex Networks said, "We initiated this highly compelling offer to Western Multiplex and look forward to a prompt response from their Board of Directors in order to commence merger discussions as soon as possible. We believe our offer provides Western Multiplex's stockholders with demonstrably superior immediate value to the pending transaction with Proxim. It also offers vastly superior long-term value by combining two world-class leaders in the wireless infrastructure industry."

Based upon the closing price of both companies on Wednesday, February 27, 2002, the bid values Western Multiplex at $2.86 per share, which represents a 36% premium over Western Multiplex's closing price of $2.11.

Kissner continued, "The combined company will be uniquely attractive, in terms of mix of businesses, distribution channels and management talent. It is our strong belief that the merger of our two companies would be highly beneficial to both stockholder groups." The offer letter, which Stratex Networks decided to release in response to the decision by Western Multiplex to announce the offer, is attached to this press release.

This press release contains statements that qualify as "forward-looking statements" under the Private Securities Litigation Reform Act of 1995, including statements made by DMC Stratex Networks, Inc. regarding Western Multiplex, strategic benefits of the transaction, anticipated market growth, and customer and business partners' reactions. These forward-looking statements are based on current expectations and Stratex Networks assumes no obligation to update this information. In addition, the events described in these forward-looking statements may not actually arise. Stratex Networks' actual results could differ materially from those described in this press release as a result of certain risk factors, including an unanticipated change in customer demand, the ability of customers to pay for equipment purchased, the continued availability of financing for network expansions, the ability of Stratex Networks and its suppliers to respond to changes made by customers in their orders and competition in the microwave and access business, in general. For a further discussion of such factors, as well as our business in general, see the information provided under the heading "Factors That May Affect Future Financial Results" in DMC Stratex Networks, Inc.'s Quarterly Report on Form 10-Q for the quarter ended December 31, 2001, filed with the Securities and Exchange Commission on February 13, 2001.

This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of Western Multiplex Corporation. Western Multiplex Corporation stockholders are urged to read the relevant exchange offer documents when they become available because they will contain important information that stockholders should consider before making any decision regarding tendering their shares. At the time the offer, if any, is commenced, DMC Stratex Networks, Inc. will file exchange offer materials with the U.S. Securities and Exchange Commission and Western Multiplex Corporation will file a solicitation/recommendation statement with respect to the offer. The exchange offer materials (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement will contain important information, which should be read carefully before any decision is made with respect to the offer. The offer to purchase, the related letter of transmittal and certain other offer documents, as well as the solicitation/recommendation statement, will be made available to all stockholders of Western Multiplex Corporation at no expense to them. The exchange offer materials (including the offer to purchase, the related letter of transmittal and all other documents filed with the Commission) and the solicitation/recommendation statement will also be available for free at the Commission's website at www.sec.gov.

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STRATEX NETWORKS CONFIRMS OFFER TO ACQUIRE WESTERN MULTIPLEX